EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-63855 and 333-34197) of our report dated February 11, 1998, except as for Note 6, as to which the date is February 20, 1998, which is included in Atlantis Plastics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999.


Coopers & Lybrand LLP

Atlanta, Georgia
March 24, 2000